Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Campus Crest Communities, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3, as amended, (No. 333-177648 and No. 333-177646) and on Form S-8 (No. 333-169958) of Campus Crest Communities, Inc. of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Campus Crest Communities, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), and changes in equity (deficit) of Campus Crest Communities, Inc. and subsidiaries for the years ended December 31, 2012 and 2011 and for period from October 19, 2010 (commencement of operations) through December 31, 2010, the related combined statements of operations and comprehensive income (loss), and changes in equity (deficit) of Campus Crest Communities Predecessor for the period from January 1, 2010 through October 18, 2010, the related consolidated statements of cash flows of Campus Crest Communities, Inc. and subsidiaries for the years ended December 31, 2012 and 2011, the related combined statement of cash flows of Campus Crest Communities, Inc. and subsidiaries and Campus Crest Communities Predecessor for the year ended December 31, 2010, and related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Campus Crest Communities, Inc.

/s/ KPMG LLP

Charlotte, North Carolina

February 26, 2013